Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

James Mead

Chief Financial Officer

—and—

Heidi Gillette

Investor Relations

(212) 594-2700

SL Green Realty Corp. Announces Pricing of $200 Million of 6.50% Series I Preferred Stock

New York, NY, August 7, 2012 — SL Green Realty Corp. (the “Company”) (NYSE: SLG) announced today that it priced an underwritten public offering of 8,000,000 shares of its 6.50% Series I Cumulative Redeemable Preferred Stock (the “Series I Preferred Stock”). The shares of Series I Preferred Stock will have a liquidation preference of $25.00 per share. The Company has granted the underwriters an option to purchase up to an additional 1,200,000 shares of Series I Preferred Stock during the next 30 days solely to cover over-allotments, if any. The offering is expected to close on August 10, 2012, subject to customary closing conditions. The Company expects the estimated net offering proceeds, before expenses, to be $193.7 million (or $222.8 million if the underwriters exercise their over-allotment option in full).

Wells Fargo Securities, LLC, Citigroup Global Markets Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC are serving as the joint book-running managers of the offering.  Barclays Capital Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Mitsubishi UFJ Securities (USA), Inc., PNC Capital Markets LLC and Scotia Capital (USA) Inc. are serving as the co-managers.

This offering is being made pursuant to an effective shelf registration statement originally filed with the Securities and Exchange Commission (the “SEC”) on December 22, 2009 and amended on June 17, 2011 and only by means of a prospectus supplement and prospectus. Copies of these documents may be obtained by contacting Wells Fargo Securities, LLC, 1525 West W.T. Harris Blvd., NC0675, Charlotte, NC 28262, Attention: Capital Markets Client Support, telephone: (800) 326-5897 or email: cmclientsupport@wellsfargo.com; Citigroup Global Markets Inc. toll-free at (877) 858-5407;  Merrill Lynch, Pierce, Fenner & Smith Incorporated, 222 Broadway, 7th Floor, New York, NY 10038, attention:  Prospectus Department, or e-mail dg.prospectus_requests@baml.com, Phone: 1-800-294-1322; or UBS Securities LLC toll-free at 1-877-827-6444 (ext. 561-3884).

This press release is not an offer to sell, nor a solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale thereof would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Company Profile

SL Green Realty Corp., New York City’s largest office landlord, is the only fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of June 30, 2012, SL Green owned interests in 71 Manhattan properties totaling more than 39.2 million square feet. This included ownership interests in 27.4 million square feet of commercial properties and debt and preferred equity investments secured by 11.8 million square feet of properties. SL Green also owns 385 residential units in Manhattan encompassing approximately 0.5 million square feet. In addition to its Manhattan investments, SL Green holds ownership interests in 32 suburban assets totaling 6.9 million square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey, along with four development properties in the suburbs encompassing approximately 0.5 million square feet.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with regard to the completion of the Company’s offering of Series I Preferred Stock. All statements other than statements of historical facts included in this press release are forward-looking statements. All forward-looking statements speak only as of the date of this press release. No assurance can be given that the offering discussed above will be consummated on the terms described or at all. Consummation and the terms of the offering, and the application of the net proceeds of the offering, are subject to numerous possible events, factors and conditions, many of which are beyond the control of the Company and not all of which are known to us, including, without limitation, the strength of the commercial office real estate markets in the New York Metropolitan area, reduced demand for office space, unanticipated increases in financing and other costs, competitive market conditions, unanticipated administrative costs, divergent interests from or the financial condition of our joint venture partners, timing of leasing income, general and local economic conditions, interest rates, capital market conditions, tenant bankruptcies and defaults, the availability and cost of comprehensive insurance, including coverage for terrorist acts, environmental, regulatory and/or safety requirements, and other factors, all of which are beyond the Company’s control. Additional information or factors that could affect the Company and the forward-looking statements contained herein are included in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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